Exhibit 99.1
BAKER NAMES BRAD MALLORY CHIEF OPERATING OFFICER
PITTSBURGH (10/11/07) —
     The Board of Directors of Michael Baker Corporation (Amex:BKR) has appointed Bradley L. Mallory chief operating officer of the Company, effective October 15. In this position, he will have responsibility for the day-to-day management of the Company’s Engineering operations, as well as the development and execution of the business’ strategic plan.
     “Brad’s leadership of the Engineering business over the past four years, and particularly through its recent realignment, has been superb,” Richard L. Shaw, chairman and chief executive officer, said. “The Board is focused on accelerating the growth of Engineering, and has placed its full confidence in Brad to achieve that objective.”
     Presently, Mallory is president of the Engineering business segment, having assumed that position in October 2003. He joined Baker in March 2003 as a senior vice president, following more than 20 years of experience in transportation and related fields with the Pennsylvania Department of Transportation, including serving as the Department Secretary from 1995 until his retirement in early 2003. During his tenure, he increased customer satisfaction levels, delivered record levels of major construction projects on time and on budget for five consecutive years, and led efforts nationally to streamline the project delivery process.
     Mallory is a past president of the American Association of State Highway and Transportation Officials. He has also served on the Executive Committee of the Transportation Research Board and as Chairman of the Pennsylvania Turnpike Commission. In 2002, he received the first Environmental Statesmanship Award from the Federal Highway Administration, a Special Recognition Award from the Delaware Valley Regional Planning Commission, and the Millennium Award from the Greater Valley Forge Transportation Management Association.

     Mallory holds a B.A. Degree from Dickinson College, and a J.D. Degree from the Dickinson School of Law. A native of Elkland, Pa., he resides in Camp Hill, Pa., with his wife, Marcy, and their daughter.
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, environmental, facilities, geospatial information technologies, pipelines & telecommunications, transportation, water/wastewater, and oil & gas. With more than 4,400 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.
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Contact:
David Higie
E-mail:
dhigie@mbakercorp.com